Exhibit 16.1

November 24, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Solar Power, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 24, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the decision to change principal accountants was approved by the Company’s Board of Directors and the statements made in the 5th and 6th paragraphs.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

San Francisco, California

cc:	Chairman Xiaofeng Peng

Chairman of the Board of Directors

Solar Power Inc.